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                                                                   EXHIBIT 99.4

                            PURE ATRIA CORPORATION
                             18880 HOMESTEAD ROAD
                              CUPERTINO, CA 95014

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 30, 1997

TO THE STOCKHOLDERS OF PURE ATRIA CORPORATION:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Pure Atria Corporation, a Delaware corporation ("Pure Atria"), will be held at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 on July 30, 1997, at 9:00 a.m., local time.

  At the Special Meeting you will be asked to consider and vote upon the following matters:

    1. Approval and adoption of the Agreement and Plan of Reorganization (the "Agreement"), dated as of April 7, 1997, by and among Rational Software Corporation, a Delaware corporation ("Rational"), Wings Merger Corporation, a Delaware corporation and wholly owned subsidiary of Rational ("Merger Sub"), and Pure Atria and the transactions contemplated thereby.

    2. Such other matters as may properly come before the Special Meeting or any postponements or adjournments thereof.

  The Agreement contemplates that (i) Merger Sub will be merged with and into Pure Atria, with Pure Atria becoming the surviving corporation, thereby becoming a wholly owned subsidiary of Rational (the "Merger"), (ii) each share of Common Stock, $0.0001 par value per share, of Pure Atria ("Pure Atria Common Stock"), will be converted into the right to receive, and become exchangeable for, 0.9 (the "Exchange Ratio") shares of Common Stock, $0.01 par value per share, of Rational ("Rational Common Stock") and (iii) each outstanding option or right to purchase Pure Atria Common Stock will be assumed by Rational and will become an option or right to purchase Rational Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio.

  The proposal relating to the Merger is described more fully in the accompanying Prospectus/Joint Proxy Statement.

  Stockholders of record as of the close of business on June 17, 1997 will be entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

  All stockholders are cordially invited to attend the Special Meeting in person.

                                          For the Board of Directors

                                          Reed Hastings
                                          President and Chief Executive
                                           Officer

Cupertino, California
June 27, 1997

  WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.